EXHIBIT 10.1

Transition Agreement
This Transition Agreement (the “Agreement”) is entered into by and between Mark Adams (the “Employee”) and Penguin Solutions Corporation (together with Penguin Solutions, Inc. (“Penguin”) and its subsidiaries, the “Company”), effective as of the eighth day after the date the Employee signs this Agreement (the “Effective Date”), if not revoked in accordance with Section 6(b). Reference is made to that certain employment offer letter between the Employee and the Company dated August 12, 2020 (the “Offer Letter”). In consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to the terms set forth in this Agreement.
1.Retirement Date.
(a)The Employee intends to retire from the Employee’s role as an employee, officer and director of each Company entity (together, the “Company Entities”) effective as of 11:59 pm on February 1, 2026 (the “Scheduled Retirement Date”).
(b)The parties agree that the Employee’s status as an employee, officer and director of each Company Entity shall end effective as of the earliest of (i) the Scheduled Retirement Date, (ii) the date the Company terminates the Employee’s employment for any reason, (iii) the date the Employee voluntarily resigns the Employee’s employment for any reason, or (iv) the date of the Employee’s death or Disability (as defined in the Offer Letter) (the earliest such date, the “Retirement Date”). The Employee hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of the Employee’s status as an employee, officer and director of each Company Entity as of the Retirement Date, provided that such documents shall not be inconsistent with any of the terms of this Agreement. Nothing in this Agreement affects the Employee’s status as an “at-will” employee of the Company while employed by the Company.
2.Employment Period.
(a)The period from the date the Employee signs this Agreement through the Retirement Date is referred to herein as the “Employment Period.”
(b)During the Employment Period, the Employee shall (A) remain employed by the Company as the Company’s President and Chief Executive Officer, and (B) continue to perform substantially the same duties and responsibilities as the Employee currently provides to the Company or as otherwise reasonably requested by Penguin’s board of directors (the “Board”).
(c)During the Employment Period, the Employee shall continue to be paid the Employee’s base salary at the rate in effect on the date of this Agreement, be eligible for all employee benefit plans available to senior executives of the Company and be eligible to vest into the Penguin equity incentive awards held by the Employee in accordance with their terms.

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Notwithstanding anything to the contrary in this Section 2, the Employee shall not be eligible for an annual bonus opportunity with respect to the Company’s 2027 fiscal year.
(d)Once the Retirement Date occurs, the Company will pay the Employee all then- accrued but unpaid base salary as soon as administratively practicable on or after the Retirement Date, subject to standard payroll deductions and withholdings (the “Accrued Amounts”). The Employee shall not be eligible for any severance payments or benefits in connection with the termination of the Employee’s employment.
3.Consulting Period.
(a)Provided that the Retirement Date occurs on the Scheduled Retirement Date, during the period (the “Consulting Period”) commencing on the day after the Retirement Date and ending on the earliest of (i) the nine-month anniversary of the Retirement Date, (ii) the date the Employee takes any action that constitutes Cause (as defined in the Offer Letter), (iii) the date the Employee ceases to provide the Transition Services (as defined below), or (iv) the date of the Employee’s death or Disability, the Employee will serve as an independent contractor to the Company and shall provide the following transition services (the “Transition Services”): advice to the Company’s Chief Executive Officer on an as-requested and as-needed basis in the Employee’s areas of expertise and work experience and responsibility.
(b)During the Consulting Period, subject to the Employee’s (i) compliance with this Agreement and (ii) delivery to the Company of a Supplemental Release (as defined below) within the time period specified in Section 6(d) below that becomes effective and irrevocable: (x) the Company shall pay to Employee, on or as soon as practicable after the last day of each calendar month, consulting fees in the amount of $24,722 per month, which shall be prorated for any partial month of service during the Consulting Period (the “Consulting Fees”); and (y) the Employee shall continue to vest in his outstanding Penguin equity incentive awards that are subject solely to service-based vesting conditions in accordance with their terms, and the Employee’s Penguin stock options shall remain outstanding and exercisable pursuant to their terms (the “Continued Vesting”). On the Retirement Date, the Employee’s outstanding Penguin equity incentive awards with performance-based vesting conditions shall be forfeited. At the end of the Consulting Period, all of the Employee’s then-outstanding and unvested Penguin equity incentive awards shall be forfeited in accordance with their terms, and the Employee’s then-outstanding and vested Penguin stock options shall remain outstanding and exercisable for three months following the end of the Consulting Period in accordance with the terms of the award agreements for such stock options.
(c)During the Consulting Period, the Employee shall act solely as an independent contractor with respect to the Company, and as such, shall not be authorized to and shall not seek or attempt to bind, represent or speak on behalf of the Company to third parties without the prior written consent of the Company. The Employee shall be solely responsible for the payment of any federal, state, or local income or self-employment taxes imposed on him with respect to any amounts paid to the Employee in respect of the Consulting

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Period. During the Consulting Period the Employee shall not be eligible to participate in the benefit plans of the Company, including without limitation, any retirement, pension, profit sharing, group insurance, health insurance or similar plans, if any, that have been or may be instituted by the Company for the benefit of its employees; provided that the Employee may participate in the benefit plans of the Company in his status as a former employee of the Company where applicable.
4.Other Matters Related to Retirement.
(a)The Employee acknowledges and agrees that the Accrued Amounts will be in complete satisfaction of any and all amounts due to the Employee from any Company Entity as a result of the Employee’s employment through the Retirement Date and the termination thereof.
(b)Except for any right the Employee may have to healthcare coverage through the last day of the month in which the Retirement Date occurs, as well as his right to continue his participation and that of his eligible dependents in the Company’s medical, dental, and vision plans under COBRA, the Employee’s participation in all employee benefit plans of the Company will end as of the Retirement Date, in accordance with the terms of those plans. The Employee acknowledges that he will not earn paid time off or other similar benefits after the Retirement Date.
(c)Within 30 days following the Retirement Date, the Employee must submit his final expense reimbursement statement reflecting all business expenses the Employee incurred through the Retirement Date, if any, for which the Employee seeks reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse the Employee for the Employee’s authorized and documented expenses within 30 days of receiving such statement pursuant to its regular business practices.
(d)The Company shall reimburse the Employee for all reasonable legal fees incurred in the negotiation and execution of this Agreement, payable within thirty (30) days of the Employee’s submission of documentation of such fees.
(e)The Employee agrees to return to the Company, on or before the Retirement Date, (i) any documents and other materials (whether in hardcopy, on electronic media or otherwise) related to the business of the Company Entities (in each case to the extent that such documents and other materials contain confidential information of the Company Entities) and (ii) any keys, access cards, credit cards, computer hardware and software, and any other similar property of any of the Company Entities in the Employee’s possession or control. The Employee agrees to provide to the Company, on or before the Retirement Date, passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which the Employee has password-protected on any computer equipment, network or system of any of the Company Entities.

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(f)The Employee will be deemed to have resigned from any and all positions and offices that the Employee holds with the Company Entities as of the Retirement Date, without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of each of the Company Entities, hereby accepts the Resignations as of the Retirement Date, and the Employee agrees to sign and return such documents confirming the Resignations as the Company may reasonably require.
(g)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
5.Certain Covenants and Agreements. The Employee hereby reaffirms and agrees to comply with the covenants and agreements set forth in that Employment, Confidential Information and Invention Assignment Agreement between the Employee and the Company dated August 22, 2020 (the “CIIAA”), and agrees that the restrictions set forth therein (other than the restrictions in Sections 4 and 7 thereof) shall remain in effect during and following the Consulting Period to the same extent as if the Employee were an employee of the Company during the Consulting Period (the foregoing covenants and agreements, the “Restrictive Covenants”). Additionally, the Employee agrees not to defame or disparage any Company Entity or any executive, manager, employee, director, or officer of any Company Entity in any medium to any person, provided that the Employee may confer in confidence with the Employee’s legal representatives and make truthful statements as required by law. The Employee agrees to cooperate with the Company in the defense of any legal matter involving any matter that arose during the Employee’s employment with any Company Entity, and with all government authorities on matters pertaining to any investigation, litigation or administrative proceedings pertaining to any Company Entity; provided that the Company will reimburse the Employee for any reasonable travel and out of pocket expenses the Employee incurs in providing such cooperation.
6.Release. The Employee hereby agrees to the following provisions.
(a)In consideration for the benefits outlined in this Agreement, to which the Employee is not otherwise entitled, the Employee, on the Employee’s own behalf and on behalf of the Employee’s heirs, family members, executors, agents, and assigns, hereby releases the Company as follows (the “Release”): the Employee generally and completely releases the Company Entities and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (together with the Company Entities, the “Released Parties”) from any and all claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Employee now has or may hereafter have against the Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the Employee’s hire, employment, separation from employment, or remuneration by the Released Parties, or

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any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Equal Pay Act; the Civil Rights Act of 1866; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990; the False Claims Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act; the Sarbanes-Oxley Act of 2002; the California Credit Reporting Agencies Act; the California Fair Employment and Housing Act; the California Family Rights Act, the California WARN Act; and the California Labor Code; each as amended; and any and all other federal, state and local laws, statutes, executive orders, regulations municipal ordinances, common law, and any other jurisdiction worldwide; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. This Release does not apply to (x) any claims which cannot be released as a matter of law, (y) any rights under this Agreement, or (z) any claims that Employee may have as a result of the indemnifications that employee may be entitled to as a current or former officer or director of any of the Company Entities as a matter of common law or under the Company’s indemnification and directors and officers insurance coverage.
(b)The Employee acknowledges that the Employee is knowingly and voluntarily waiving and releasing any rights the Employee has under the ADEA, and the applicable rules and regulations promulgated thereunder, and that the consideration given for the waiver and release is in addition to anything of value to which the Employee was already entitled. The Employee further acknowledges that the Employee has been advised by this writing, as required by the ADEA, that: (i) the Employee’s waiver and release under this Agreement does not apply to any rights or claims that arise after the date the Employee signs this Agreement; (ii) the Employee has the right to consult with an attorney prior to signing this Agreement; (iii) the Employee has up to 21 days after the date this Agreement was first presented to the Employee to consider this Agreement (although the Employee may choose voluntarily to sign this Agreement earlier), and in the event of any changes to this Agreement, whether or not material, the Employee waives the restarting of the 21 day period; (iv) the Employee has seven days after the Employee signs this Agreement to revoke it; and (v) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after the date the Employee signs this Agreement, assuming the Employee has returned it to the Company by such date. In addition, the Employee acknowledges that he has seven calendar days following his execution of the Supplemental Release (as defined below) to revoke the Supplemental Release; provided that any revocation of the Supplemental Release shall revoke only his release of claims that were not otherwise released upon his initial execution and non-revocation of this Agreement. In order to revoke this Agreement or the Supplemental Release, the Employee must provide written notice that he is revoking it within the applicable seven-day timeframe to Anne Kuykendall at [***].

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(c)In granting the general release herein, the Employee acknowledges that the Employee has read and understands California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Employee expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect.
(d)The Employee hereby agrees to re-execute the Release and confirm the representations set forth in this Section 6 on or after the Retirement Date but no later than 21 days after the date this Agreement was first presented to the Employee by signing the second signature line on the signature page hereto (the “Supplemental Release”) and delivering a copy to the Company.
7.Cessation of Benefits. In the event that the Employee (i) commits a material breach of this Agreement, (ii) files any charge, claim, demand, action or arbitration with regard to the Employee’s employment, compensation or termination of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (iii) materially violates any of the Restrictive Covenants, the Employee will immediately forfeit any right to the Consulting Fees and the Continued Vesting, and, to the extent permitted by applicable law, all of the Employee’s Penguin equity incentive awards that have vested during the Consulting Period shall immediately be forfeited for no consideration and to the extent that any such awards have been previously settled in ordinary shares of Penguin, the Employee shall be required to return such shares or their equivalent cash value to Penguin. Notwithstanding the foregoing, if an alleged breach of this Agreement or violation of a Restrictive Covenant occurs more than 12 months after the end of the Consulting Period, the Employee will not be required to repay or forfeit amounts as set forth in this Section 7.
8.Certain Exceptions.
(a)Nothing in this Agreement or otherwise limits the Employee’s ability to (i) communicate directly with, cooperate with or provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to any federal, state or local government agency or commission (each, a “Government Agency”), including without limitation the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercise any rights the Employee may have under Section 7 of the U.S. National Labor Relations Act, or (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that

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Employee has reason to believe is unlawful. The Company may not retaliate against the Employee for any of these activities, and nothing in this Agreement requires the Employee to waive any monetary award or other payment that the Employee might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits the Employee from notifying the Company that the Employee is going to make a report or disclosure to law enforcement.
(b)Further, nothing in this Agreement precludes the Employee from filing a charge of discrimination or unfair labor practice with the U.S. Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment or labor Government Agency. However, the Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Employee has filed or is filed on the Employee’s behalf.
(c)Pursuant to the Defend Trade Secrets Act of 2016, the Employee and the Company acknowledge and agree that the Employee will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and may use the trade secret information in the court proceeding, if the Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
9.Indemnification and D&O Coverage. Nothing in this Agreement will adversely affect the Employee’s rights with respect to Company provided indemnification and directors and officers (“D&O”) insurance coverage relating to the Employee’s services with the Company, whether before or after the Effective Date. In addition, the Employee will continue to have full rights to Company provided indemnification and D&O insurance coverage with respect to the Transition Services provided hereunder.
10.Section 409A. This Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed to be in compliance therewith or exempt therefrom. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. The Company and the Employee acknowledge that the termination of the Employee’s employment with the

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Company is intended to constitute an involuntary separation from service for purposes of Section 409A.
11.Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter, including without limitation the Offer Letter. The provisions and obligations of this Agreement that are intended to survive upon termination of this Agreement shall survive. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No amendment, modification, termination or waiver of any provisions of this Agreement and no consent to any departure by any party therefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the given instance and for the specific purpose for which given.
12.Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries or legal representatives without the Company’s prior written consent. The Company may assign this Agreement to any successor or assign (whether directly or indirectly, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

PENGUIN SOLUTIONS CORPORATION
By:	/s/ Nate Olmstead
Name: Nate Olmstead
Date:	Title: Chief Financial Officer 30 January 2026

THE EMPLOYEE HEREBY ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT, THAT THE EMPLOYEE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EMPLOYEE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF THE EMPLOYEE’S OWN FREE WILL.
ACCEPTED AND AGREED:

/s/ Mark Adams
Mark Adams
Date: 30 January 2026

SUPPLEMENTAL RELEASE
The Release and representations contained in Section 6 above are ratified and confirmed with respect to any Claims, acts or omissions through and as of the Retirement Date.
ACCEPTED AND AGREED:

/s/ Mark Adams
Mark Adams
Date: 20 February 2026